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                                                                     Exhibit 3.3

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                            V.I. TECHNOLOGIES, INC.

                            Pursuant to Section 242
                       of the General Corporation Law of
                             the State of Delaware
                          ---------------------------


     V.I. Technologies, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     By written consent of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth certain amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly approved said proposed amendments at an annual stockholders meeting in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendments are as follows:


     RESOLVED:  That the first paragraph of Article FOURTH of the Corporation's
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Certificate of Incorporation be and hereby is replaced with the following:

          FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is forty six million (46,000,000) shares, of which forty five million (45,000,000) shares shall be shares of common stock, par value $0.01 per share (the "Common Stock"), and one million (1,000,000) shares shall be shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The designations, voting powers, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes stock are as follows:

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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment of Certificate of Incorporation to be signed by its President this 29th day of May, 2001.

                                    V.I. TECHNOLOGIES, INC.


                                    By:  /s/ John R. Barr
                                         ----------------
                                         John R. Barr
                                         President



ATTEST:



By:  /s/ Thomas T. Higgins
     ---------------------
     Thomas T. Higgins
     Assistant Secretary

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